# MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the "**Agreement**") is entered into on April $27^{th}$, 2020, (the "**Effective Date**"), by and between MAHLE Powertrain, LLC ("**MPT**") and Alfadan LLC. ("**Alfadan**"). MPT and Alfadan are referred to collectively as the "**Parties**" and individually as a "**Party**".

**Background**

A. WHEREAS, MPT is a provider of engineering as well as technical services and Alfadan is a startup company with a new IC engine concept

B. WHEREAS, MPT and Alfadan desire to work together on certain projects to develop this IC engine concept; and

C. WHEREAS, MPT and Alfadan seek to enter into this Agreement to govern the terms and conditions of their relationship and to establish each Parties respective rights, duties and obligations.

Accordingly, in consideration of the mutual promises and benefits made and contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Services.

a. MPT (the party that is providing the services specific to Statement(s) of Work (Exhibit A) ("**SOW**"), is referred to as the "**Contractor**" and Alfadan, the Party receiving the services under the relevant SOW (the "**Services**") is referred to as the "**Receiving Party**"), shall perform only those Services that are described in a SOW, as may be added and amended from time to time by the mutual written agreement of the Parties, in accordance with the provisions hereof. Unless otherwise provided in a SOW: (i) all Services performed shall be performed solely by Contractor without the use of any subcontractors or agents; and (ii) Contractor shall furnish, at Contractor's own expense, all materials, equipment, vehicles, tools and supplies necessary to perform the Services. Each SOW shall be deemed to incorporate the terms and conditions of this Agreement by reference. Nothing in this Agreement shall create a binding obligation upon either Party to enter into any SOW, and each Party shall be free to contract with any third party for the purposes of obtaining any services similar to, or connected with, the Services.

b. Upon receipt of a SOW, Contractor shall have ten business days to accept, reject or request any changes to such SOW, and: (i) in the case of any acceptance, Contractor shall commit to provide the Services at the pricing provided for in the SOW; and (ii) in the case of any modification, Contractor shall provide a binding price commitment for the provision of the applicable Services. If, upon receiving a change request to a SOW, Receiving Party is in agreement with the revised terms, it shall issue a new or revised SOW to Contractor. Once Contractor has accepted a SOW, revised or

otherwise, in accordance with this Section 1(b), the SOW shall create a binding obligation between the Parties with respect to the matters therein.

c. The Receiving Party may, at any time, request changes to the Services specified in a SOW. Change requests shall conform to the change order structure and form set forth in Exhibit B attached hereto ("**Change Order**"), and shall in all cases specify the change, if any, in the price to be paid for the Services as amended by the Change Order. Each such Change Order, if accepted, shall be executed by authorized representatives of both Parties and shall be deemed an amendment to the applicable SOW. All such changed Services shall be performed pursuant to the terms of this Agreement.

d. The Receiving Party may, at any time and in its sole discretion, request that Contractor respond to a request for proposal for services that are beyond the scope specified in a SOW. In the event that Receiving Party elects to retain Contractor to perform such additional services, the Parties agree that a new SOW shall be prepared in substantially the form set forth in Exhibit A attached hereto, and executed by authorized representatives of both Parties. Upon execution of any new SOW, the definition of the term "Services" shall be deemed amended to include the activities set forth in said new SOW. All such additional Services shall be performed pursuant to the terms of this Agreement.

e. Additionally, Alfadan will make good faith efforts to include MPT on any bid lists that Alfadan sends to vendors for services that MPT provides to third parties and, upon prior written consent from Alfadan, MPT shall have the opportunity to quote on such opportunities. These may include, but are not limited to, the following services: Engineering services, vehicle and engine emissions and performance testing using the MPT Plymouth facilities, mapping, mechanical testing, component design and analysis, calibration and controls engineering.

f. Additionally, it is recognized by the Parties that MPT is bound by OEM calibration modification terms that must be adhered to.

2. Acceptance and Rejection of Services.

a. Contractor shall notify Receiving Party in writing when all or any specified portion of the Services is ready for review and/or testing. Receiving Party shall have thirty (30) days from receipt of such notice to either:

(i) accept the Services; or

(ii) Notify Contractor that it has delivered Non-Conforming Services. Services are "**Non-Conforming**" when the particular Services do not meet the requirements set forth in the SOW, this Agreement, any applicable Change Order, the warranties set forth herein or any other applicable expressed or implied warranties. In the event that Receiving Party does not notify Contractor of Non-

Conforming Services within such thirty (30) day period, then the Services shall be deemed accepted.

(iii) In the event the Receiving Party rejects the Services, Contractor shall, unless otherwise agreed to by the Parties, use commercially reasonable efforts to correct Non-Conforming Services within fifteen (15) business days after receipt of the notice. If correction measures cannot be delivered within fifteen (15) business days, Contractor shall provide a corrective action plan (within such fifteen (15) business day period), which is reasonably acceptable to Receiving Party, and which shall include a time estimate for the implementation of the corrective measures. Upon receipt of the corrected Services, Receiving Party may then review and/or retest the Services to determine whether Contractor has cured the non-conformity or non-compliance. In the event the Receiving Party determines that Contractor has failed to correct the Non-Conforming Services, the Receiving Party may, in its sole discretion: (i) terminate all or a portion of the SOW or Change Order related thereto, without making any further payment and shall be entitled to a refund of any applicable fees already paid, if any; or (ii) deliver to Contractor additional notices of non-conformity or non-compliance.

3. Pricing and Payment.

a. Receiving Party shall pay Contractor pursuant to the Statement of Work Pricing detailed in **Exhibit A**. Subject to Section 3(c), Receiving Party shall, under no circumstances, be required to pay any amount that is not provided for in the price commitment of the applicable SOW or any accepted Change Order thereto. For greater certainty, the parties acknowledge and agree that subject to the terms of a particular SOW, compensation for the Contractor may take the form of money or, if mutually agreed, credits, which would be applicable to future work to be performed by the Receiving Party when it acts as the Contractor, or an agreed upon exchange of goods or services.

b. Unless otherwise specified in the applicable SOW, Contractor shall invoice Receiving Party monthly with a complete and correct invoice that shall, at a minimum, provide sufficient detail to permit Receiving Party to identify: (i) the specific Services performed; (ii) the date(s) on which Services were performed; (iii) the price charged for such Services in relation to the price commitment; and (iv) any applicable taxes chargeable under subsection (c). Subject to Section 2(b), Receiving Party shall pay all invoices within thirty (30) days of receipt of the invoice. To facilitate prompt payment, all invoices must be directed to and received by the Receiving Party at the invoice address shown on the applicable SOW. Any conflicts between the terms of an invoice and the terms of this Agreement shall be resolved in favor of this Agreement. Payment hereunder shall represent full and complete compensation for all obligations assumed by Contractor under this Agreement and for all inventions, improvements and copyright or patent rights assigned to Receiving Party as more fully set forth in Section 9.

c. Receiving Party shall pay all sales, excise or use taxes due on the transactions hereunder or provide Contractor customary proof that the transactions are exempt from sales taxes. Invoices shall separately identify any tax (including Value Added Taxes as exclusively net extra) and shall include either Contractor's sales tax or use tax permit number. Contractor shall pay any other taxes and charges, including without limitation, assessments or fines arising from Contractor's performance of the transactions under the Agreement, including taxes based upon Contractor's net income and penalties or fees imposed due to failure to file or pay collected sales or use taxes. Except for those taxes noted herein, no extra charges of any kind, including without limitation transportation charges, shall be allowed unless agreed to in writing by the Receiving Party prior to performance.

d. Receiving Party, shall reimburse Contractor for only those out-of-pocket, documented expenses (collectively, "**Expenses**") reasonably incurred and defined in the SOW, with Receiving Party's prior written approval, in rendering Services in accordance with the SOW.

e. The pricing for Services shall be as set forth in the SOW in effect at the applicable time, and no extra charges of any kind shall be allowed unless specifically agreed to in writing in advance.

4. Term and Termination.

a. The term of this Agreement will commence on the date set forth above and will terminate on the three-year anniversary of the Effective Date, unless terminated sooner as provided herein. Thereafter, this Agreement, including any subsequent renewal terms, may be renewed annually by mutual consent in writing. Notwithstanding the foregoing provisions, either Party may terminate this Agreement for any reason or no reason whatsoever by providing sixty (60) days prior written notice to the other Party.

b. Either Party may terminate this Agreement upon written notice to the other Party in the event the other party materially breaches this Agreement and fails to cure the breach within thirty (30) days after receipt of written notice thereof. Material breaches shall include, but are not limited to: (i) the filing of bankruptcy, receivership or similar proceedings due to insolvency (voluntarily or involuntarily); (ii) dissolution, liquidation or other discontinuation of all or a significant part of the other Party's business operations or the threat to cease to carry on all or a significant part of its business operations; (iii) a material adverse change in the other Party's financial condition or failure to meet any of its debt obligations when due; (iv) any unapproved assignment of or repeated non-performance of Contractor's obligations under this Agreement; (v) any material breach of a Party's representations and warranties; or (vi) the termination or lapse of any insurance coverage or policies required of Contractor. Any termination effected pursuant to this subsection (b) shall be deemed effective as of the date specified in the notice of termination.

c. Upon termination of this Agreement, Contractor will immediately cease all work outside of any existing SOW unless termination results from actions stated in the aforementioned paragraph (Section 4.b), cease to represent itself as providing Services to Receiving Party and will deliver to Receiving Party: (i) a report describing the current state of the Services to be provided by Contractor under this Agreement as of the date of termination; (ii) all Confidential Information (as defined herein) in its possession; and (iii) all work product, including, but not limited to, programs, reports, data, flow diagrams, materials and all work in process, in whatever state of development they may exist on the date of termination. Upon delivery and receipt of the above, Receiving Party will pay Contractor, as expeditiously as is practicable, for the Services performed to the reasonable satisfaction of and accepted by Receiving Party, as of the date of termination, at the applicable rates and for the expenses incurred in connection therewith that are reimbursable under the terms of this Agreement.

d. The provisions of Sections 6, 7, 8, 9, 10 and 11, hereof shall survive the expiration or termination of this Agreement.

5. Representations and Warranties.

Each Party shall, upon accepting a SOW in its capacity as Contractor, be deemed to represent and warrant to the other Party, and understanding that the other Party is relying upon such representations and warranties, that as of the date of such SOW is accepted:

a. it has the experience, capability and resources to efficiently and expeditiously perform its obligations under this Agreement and the Services shall be performed in a workmanlike manner and with professional diligence and skill and shall be in conformity with all applicable specifications and other performance requirements as set forth in the applicable SOW;

b. its execution, delivery and performance the applicable SOW, and the other Party's subsequent use of Services and any deliverable provided hereunder, do not and will not: (i) conflict with, or result in a material breach of any material agreement, judgment or court decree by which it is bound; or (ii) violate any copyright, patent, trade secret, trademark or other intellectual property or proprietary right of any third party, nor has any claim of such infringement been threatened or asserted;

c. its actions and performance of Services are and will be in full compliance with all applicable federal, state, and local laws, statutes, acts, ordinances, rules, codes, standards, and regulations. It further represents and warrants that as required by the United States' immigration laws, Contractor and its employees, agents, and subcontractors are entitled to work in the United States;

d. it has, or prior to the commencement thereof, will obtain, pay for and maintain any and all licenses, permits, inspections, fees, and qualifications required to perform the Services. In addition, if the Services are to be performed on the other Party's

premises, it represents and warrants that it shall comply with all applicable safety laws and Receiving Party's then current safety and other applicable regulations;

e. there is no action, suit, claim, investigation or proceeding pending or, to the best of its knowledge, threatened against it that, if adversely decided, might adversely affect its: (i) ability to enter into the applicable SOW; or (ii) the performance of its obligations thereunder; and

f. Contractor warrants that all assigned work as specified in SOW will be assigned and accomplished by its employees, and any effort to assign subcontractors must be expressly approved by the Receiving Party.

6. Independent Contractor.

a. *Relationship of the Parties*. Contractor will perform this Agreement as an independent contractor, and this Agreement will not be construed to create between the Parties the relationship of principal and agent, joint-ventures, co-partners, employer and employee, franchiser and franchisee or any other similar relationship, the existence of which is expressly denied by each Party. Each Party will conduct its business under its own name as an independent contractor, and is hereby expressly prohibited from holding itself out as an employee, agent, partner or representative of the other Party. Any person employed by Contractor to perform hereunder will not be deemed to be an employee of the Receiving Party, and Contractor and its suppliers, subcontractors, agents or representatives will not be, or represent themselves to be, officers, employees, agents or representatives of the Receiving Party and will not bind, or attempt to bind, the Receiving Party to any agreement, liability or obligation of any nature.

b. *Right to Direct Services*. The Receiving Party will have no right to control the manner, means or method by which Contractor performs the Services called for by this Agreement. Rather, the Receiving Party will be entitled only to direct Contractor with respect to the elements of Services to be performed by Contractor and the results to be by the Receiving Party, to inform Contractor as to where and when such Services will be performed, and to review and assess the performance of such Services by Contractor for the limited purposes of assuring that such Services have been performed and confirming that such results were satisfactory.

c. *No Right to Participate in Plans*. No amounts payable by the Receiving Party under a SOW will be considered salary for pension and incentive compensation purposes. Furthermore, Contractor is not eligible for and will not participate in Receiving Party's retirement plans, insurance plans and any other benefits normally afforded to employees of the Receiving Party. Contractor will bear all responsibility and liability for the payment of all federal, state and local income taxes due on money received from Receiving Party under each SOW and filing all appropriate tax returns and other forms with respect thereto. Moreover, Contractor will be solely responsible for any worker's compensation, FICA, withholding tax, unemployment compensation and any other federal or state payment in connection with the Services. Contractor will

indemnify and hold Receiving Party and its affiliates harmless from and against any and all such liabilities or claims, including, but not limited to, interest assessed or penalty and reasonable attorney's fees incurred, arising from Contractor's failure to pay such tax

7. Indemnity; Insurance.

Contractor will be liable for and will indemnify and hold Receiving Party harmless against any direct loss or damage arising from the fault or negligence of Contractor, its officers, employees, agents and representatives. Receiving Party will be liable for and will indemnify and hold Contractor harmless against any loss or damage arising from the fault or negligence of Receiving Party, its officers, employees, agents and representatives. Contractor will carry and provide certificates of insurance with Receiving Party shown as a certificate holder of the following insurance coverage during the term of this Agreement: (a) Contractor will carry Worker's Compensation insurance with limits as required by the laws of the state in which work is being performed and Employer's Liability insurance with a limit of at least $1,000,000 per accident. Such insurance will include a waiver of subrogation in favor of Receiving Party; (b) Contractor will carry Commercial General Liability insurance with limits of at least $2,000,000 for each occurrence and $2,000,000 annual aggregate. Such insurance will name Receiving Party as an additional insured; (c) Contractor will carry Automobile Liability insurance with a combined single limit of at least $1,000,000 per accident. Such insurance will name Receiving Party as an additional insured; (d) Contractor will carry employee theft & dishonesty (i.e., fidelity) insurance coverage with a limit of at least $1,000,000 for claims arising from fraudulent or dishonest acts on the part of any Contractor employee and Contractor providing services under this Agreement; (e) Contractor will carry errors and omissions (i.e., professional) liability insurance coverage with a limit of at least $2,000,000 for each occurrence. If such insurance is written on a claims made basis, such insurance must be subject to a retroactive date that precedes the effective date of this Agreement and Contractor will be obligated to maintain such coverage subject to such retroactive date, or purchase an extended reporting period (i.e., tail coverage), if necessary, for a period of at least three years following the end of the term of this Agreement.

The above insurance will not be canceled or the coverage hereunder reduced. The Receiving Party will be provided with a certificate or certificates for all insurance policies required above. Such insurance will be primary and noncontributory to any insurance maintained by the Receiving Party. If any person or entity to be assigned to the Receiving Party is a subcontractor of Contractor, Contractor will furnish the Receiving Party, upon request, with evidence that Contractor's insurance covers such subcontractor or that such subcontractor of Contractor maintains the same types and level of insurance as that required of Contractor hereunder. Contractor will be responsible for and will bear the risk of loss of or damage to any property of Contractor. All policies of insurance maintained by Contractor will contain an endorsement waiving any right of subrogation against the Receiving Party and its affiliates. Contractor will require each of its subcontractors that may enter upon the premises of the Receiving Party or its affiliates maintain the insurance required by this provision. In no event will an insurance

requirement of this provision be deemed to limit the liability or responsibility of Contractor or any of its subcontractors.

8. Confidentiality.

a. *Acknowledgement*. The Parties acknowledge that they may obtain access to Trade Secrets (as defined herein) and Confidential Information and may conceive, discover, prepare, reduce to practice or otherwise make Trade Secrets and Confidential Information that Contractor, by and through this Agreement, has assigned to Receiving Party.

b. *Treatment of Trade Secrets and Confidential Information*. Each Party agrees that, during the term of this Agreement and thereafter, it will:

(i) keep the Trade Secrets and Confidential Information of the other Party secret and confidential and not in any way: (A) disclose any such information or knowledge to any person, corporation or other entity except as provided in this Agreement; or (B) use such Trade Secrets and Confidential Information except for the purposes of providing the Services; and

(ii) take all other steps and precautions reasonably necessary to protect the Trade Secrets and Confidential Information of the other Party.

c. *Exceptions*. Trade Secrets and Confidential Information will not include any information that the receiving Party can show:

(i) was generally known or readily available to the public prior to the disclosure of the Trade Secrets and Confidential Information by the disclosing Party or its Permitted Parties (as defined herein) to the receiving Party;

(ii) becomes generally known or readily available to the public through no act or omission of the receiving Party; or

(iii)was furnished to the receiving Party on a non-secretive and non-confidential basis by any third party having a legal right to do so.

The receiving Party shall not be relieved of its obligations as to any Confidential Information which is specific, merely because such specific Confidential Information is embraced by general information falling within one or more of the above categories.

d. *Return of Confidential Information*. Upon completion of the Services or termination of this Agreement, or any time upon request by the disclosing Party, the receiving Party will promptly return to the disclosing Party or, if the disclosing Party decides, destroy all Trade Secrets and Confidential Information of the disclosing Party (including all copies and derivatives thereof, regardless of medium) and all other embodiments of such Trade Secrets and Confidential Information in the possession, custody or control of the receiving Party.

e. *Disclosure to Permitted Parties*. Each Party may disclose Trade Secrets and Confidential Information of the other Party and/or its Permitted Parties to its own Permitted Parties, provided that such Permitted Parties: (i) must have a need to know such Trade Secrets and Confidential Information for the purpose of the Services; and (ii) must be bound by obligations of confidentiality in respect of such Trade Secrets and Confidential Information which are no less restrictive than this Section 8. Each Party hereto agrees that it will be liable directly to the other Party hereto in respect of any breaches of this Section 8 committed by any of its Permitted Parties.

f. *Equitable Relief*. A violation of the provisions of this Section 8 may cause irreparable harm and money damages may not be sufficient to compensate the damaged Party adequately for any such breach. Accordingly, the non-breaching Party will be entitled, in addition to any monetary damages, to seek equitable relief, including a preliminary injunction. Such relief will not be exclusive of any other rights such Party may have at law, in equity or otherwise. All of the rights and remedies under this Section 8 will be cumulative and not alternative.

g. *Subpoenas and Orders*. If Trade Secret and Confidential Information is requested to be disclosed by the receiving Party pursuant to an applicable law, regulation or valid court order, the receiving Party shall promptly notify the disclosing Party and cooperate with the disclosing Party in seeking secretive and confidential treatment and protection for the Trade Secrets and Confidential Information.

(i) *Definitions*. "**Confidential Information**" means any confidential and/or proprietary information of a Party or any of its Permitted Parties, acquired by the other Party or any of its Permitted Parties in connection with this Agreement and/or the Services, including, without limitation, discoveries, concepts, ideas, research and development, know-how, inventions, software, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other confidential and non-public information, including customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals. "**Permitted Parties**" means in respect of each party: (i) any of its direct or indirect subsidiaries, its parent legal entity and/or its corporate affiliates; and (ii) its directors, officers, employees, contracted consultants, agents and professional advisers, including those of any of its direct or indirect subsidiaries, parent legal entity or corporate affiliates. "**Trade Secrets**" means all trade secrets, know-how and confidential or other proprietary information of a Party or any of its Permitted Parties acquired by the other Party or any of its Permitted Parties in connection with this Agreement and/or the Services, relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, concepts, discoveries, ideas, technologies in development, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar

materials recording or evidencing expertise or information, including those related to products or processes under development.

9. Invention.

a. If Alfadan, or any person employed by or working under the direction of Alfadan, in the performance of this Agreement conceives or first reduces to practice: (i) any invention or any experimental, development or research activities, including engineering related thereto, whether or not patentable, related to laboratory based dynamometer testing; (ii) any reduction to practice of any subject matter, application or discovery which could be patented or copyrighted related to laboratory based dynamometer testing; or (iii) any improvement in laboratory based dynamometer testing (collectively, "Laboratory Testing Inventions"), such Laboratory Testing Inventions shall be owned by MPT and be deemed confidential and proprietary property of MPT, whether or not such Laboratory Testing Inventions or any portions thereof can be copyrighted or patented or not. Alfadan shall immediately disclose all Laboratory Testing Inventions to MPT and shall cooperate, and cause its employees to cooperate, in executing any documents and taking any other actions necessary to patent, copyright, assign to MPT or otherwise perfect or protect such Laboratory Testing Inventions for the benefit of MPT. Alfadan shall not provide, or offer to provide, any goods or services that are based in whole or in part upon Laboratory Testing Inventions of MPT, whether for its own purposes, except to satisfy its obligations under this Agreement, for any third parties, without MPT's prior written consent.

b. If MPT, or any person employed by or working under the direction of MPT, in the performance of this Agreement conceives or first reduces to practice: (i) any invention or any experimental, development or research activities, including engineering related thereto, whether or not patentable, related to the Alfadan engine concept; (ii) any reduction to practice of any subject matter, application or discovery which could be patented or copyrighted related to the concept; or (iii) any improvement in the concept (collectively, "The concept"), such The concept shall be owned by Alfadan and be deemed confidential and proprietary property of Alfadan, whether or not such The concept or any portions thereof can be copyrighted or patented or not. MPT shall immediately disclose all The concept to Alfadan and shall cooperate, and cause its employees to cooperate, in executing any documents and taking any other actions necessary to patent, copyright, assign to Alfadan or otherwise perfect or protect such The concept for the benefit of Alfadan. MPT shall not provide, or offer to provide, any goods or services that are based in whole or in part upon The concept of Alfadan, whether for its own purposes, except to satisfy its obligations under this Agreement, for any third parties, without Alfadan' prior written consent.

c. In all cases not specifically address in Sections 10(a) and 10(b), Contractor agrees that all original works of authorship prepared by Contractor in the performance for the Receiving Party under this Agreement shall be works made for hire, and the Receiving Party shall own such works, intellectual property and all copyrights

therein. For any original works of authorship prepared by Contractor in the performance of this Agreement that, under the copyright laws of the United States, may not be considered works made for hire, Contractor agrees to do everything reasonably necessary to enable the Receiving Party or its nominee to protect its rights in such works.

10. Entire Agreement

a. This Agreement, together with its Exhibits, sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee of representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties with respect of subject matter contained herein is hereby terminated and cancelled.

11. General Terms

a. Except as provided below, neither Party may assign this Agreement without the prior written consent of the other Party, except that either Party will have the right to assign this Agreement or any rights under or interests in this Agreement to any parent, subsidiary or affiliate of such Party. All of the terms and provisions of this Agreement will be binding upon, will inure to the benefit of, and be enforceable by successors and assigns of the Parties to this Agreement. This Agreement will not confer any right or remedy upon any person other than the Parties hereto and their respective successors and permitted assigns. This Agreement and documents referred to herein constitute the entire agreement between the Parties with respect to this subject matter, and any modification or amendments to this Agreement must be in writing and signed by both Parties. If any provision of this Agreement is deemed illegal, invalid or unenforceable the Parties will endeavor to replace it by another provision that will as closely as possible reflect their original intention. No right or remedy conferred in this Agreement is intended to be exclusive of any other right or remedy, and each and every right and remedy will be cumulative and in addition to any other right or remedy given now or existing in law or in equity or by statute. The validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. EXCEPT FOR INDEMNITY OBLIGATIONS AND BREACHES OF SECTION 8, IN NO EVENT WILL EITHER PARTY BE LIABLE (WHETHER ARISING IN CONTRACT, TORT, WARRANTY OR OTHERWISE) FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS). This Agreement will be governed by and construed in accordance with the laws of the State of Michigan as applicable to contracts made and to be performed in that state, without regard to conflicts of laws principles thereof.

b. The timing stated in SOW's provided by MPT is subject to availability of resources at the time of project commencement. The actual timing will be agreed upon at the time of acceptance of the quotation by signature.

c. MPT requires that the Customer's payment makes specific reference to this document, and that this document shall govern the relationship and obligation of the parties.

d. Customer requested changes to the scope of this program, including personnel requirement changes, shall be communicated in writing to the MPT Project Manager. Any effect on cost, quality or timing will be agreed between the Customer and MPT using MPT's Project Change Notification (PCN) Form. In some instances, especially when major expenses are to be incurred by MPT, the project work relating to this change will cease until an amendment or payment is issued to cover the additional expenditures.

e. MPT respects the customer's decision, and also has the right to, at any point (including milestones), to terminate a project at any time by providing written notice with 30 days grace to resolve the cause. Upon written notice by the customer OR MPT, MPT will terminate work and will furnish an invoice for close out costs and commitments as provided herein.

f. Parts remaining will be disposed of when Deliverables are complete. Exceptions can be negotiated at a later date. There will be an incurred storage and handling cost associated with this requirement.

g. MPT desires to protect its interests in its engineering personnel and its competitive position in said business. Therefore the Customer agrees that it will not a) induce or encourage employees actively engaged in the performance of this contract to leave the Company, and b) will not directly employ said personnel in similar activities from the period commencing on the date of this Agreement and continuing for a period of six months following completion of this contract.

h. Nothing in this paragraph shall preclude MPT from using any know-how or expertise acquired or developed during the course of this program for any other purpose.

i. MPT is in compliance with the Fair Labor Standards Act of 1938, as amended, in producing supplies or services covered in this quotation.

j. Coverage of any statutory or regulatory requirements beyond that specified in the STATEMENT OF WORK is not included

* * *

The Parties hereto have caused this Master Services Agreement to be executed by their duly authorized corporate officers or representatives as of the Effective Date.

| MAHLE POWERTRAIN, LLC | | ALFADAN, LLC. | |
|---|---|---|---|
| By: | [signature] | By: | [signature] |
| Name: | Robert Vischer | Name: | Albert Araujo |
| Title: | Head of Sales | Title: | President / CEO |
| MAHLE POWERTRAIN, LLC | | ALFADAN, LLC. | |
| By: | [signature] | By: | |
| Name: | Hugh Blaxill | Name: | |
| Title: | General Manager | Title: | |

**EXHIBIT A: STATEMENT OF WORK FORM**

To be added: MAHLE standard quotation document

**EXHIBIT B: CHANGE ORDER FORM**

## CHANGE ORDER

Change Order #: ______________________ Date: ______________

Initiated by (Name): ______________________ Company: ______________

Project Title: ______________________ Project Number: ______________

Original Quotation Reference #: ______________

MPT Contact Name: ______________________________

Phone #: ______________________________

E-Mail Address: ______________________________

Derive Contact Name: ______________________________

Phone #: ______________________________

E-Mail Address: ______________________________

### SUMMARY OF CHANGE

Summary Description : ______________________________

Req'd Completion Date: ______________________________

### COST / TIMING

Cost: ______________________________

Timing: ______________________________

Details behind Cost / Timing: ______________________________

______________________________

Assumptions: ______________________________

### ACCEPTANCE SIGNATURE BLOCK

MAHLE Powertrain: <Name - Print> Date: ______________

<Signature>

Derive: <Name - Print> Date: ______________

<Signature>

### REJECTION

Reason for Rejection: ______________________________

Rejector's Name:□□□□□ ______________________ Date: ______________